THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

ENDORSEMENT

Notwithstanding any provision in the Contract or Certificate (“Contract”) to the contrary, this Endorsement becomes a part of the Contract to which it is attached. Should any provision in this Endorsement conflict with the Contract, the provisions of this Endorsement will prevail.

Subject to the terms and conditions set forth herein this Endorsement provides additional information to the Owner if the Contract was purchased in connection with the Premium Plus Program.

1.	For purposes of this Endorsement, the following definitions apply. Terms not defined in this Endorsement shall have the same meaning as defined in the Contract.

ELIGIBLE PERSON

Individuals named as Participants or Owners (“Owners”) of the Contract who are: (1) employees of the Company or Our affiliates; (2) appointed agents, registered representatives and employees of broker-dealers that sell Our variable annuity contracts or the variable annuity contracts of Our affiliates; (3) trustees of mutual funds offered in Our or Our affiliate’s variable annuity contracts; and (4) the immediate family members of set forth in (1), (2) and (3).

IMMEDIATE FAMILY MEMBERS

The spouse, child, parent, parent-in-law, brother, brother-in-law, sister or sister-in-law of an individual identified in items (1), (2) and (3) of the definition of Eligible Person, or such other family member as We may approve.

YOU, YOUR

The Eligible Person(s) under this Endorsement.

2.	The following paragraph is added to the PURCHASE PAYMENT PROVISIONS of the Contract:

We will credit an additional amount to Contracts sold to an Eligible Person. The additional amount credited to a Contract sold to one of the above individuals will generally equal the commission payable on the Initial Purchase Payment of the Contract. If any subsequent Purchase Payments are received under the Contract, an additional amount generally equal to the commission payable on any subsequent Purchase Payments received will be credited to the Contract.

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If, after purchasing the Contract to which this Endorsement is part, You choose to exercise Your Right to Examine shown on page 1 of the Contract, the amount refunded to You will not include the additional amount credited as the result of this program.

This Endorsement is signed by the Company to be effective on the later of the Contract Effective Date or                                                                                             .

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

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